UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2005

Premier Document Services, Inc. (OTCBB: PDSV)

(Exact name of Registrant as specified in charter)

Nevada	000-50340	752980786
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

4001 S. Decatur Blvd., Suite 37-218, Las Vegas, NV.	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 813-4543

Item 8.  Other Events

On October 26, 2005, Premier Document Services, Inc., entered into an Agreement and Plan of Merger with Navistar Communications, Ltd., a Hong Kong corporation.  Navistar is the 70% owner of Happy Times Media, Inc. (“Happy Times”), a People’s Republic of China Company.   Navistar has a traditional business model of content production, licensing and distribution in Television and Film.  Happy Times TV media content producer in China which has operated as a private entity since 1998.  Happy Times provides content for major national and regional TV stations, and distributes television series and foreign movies. It is also generates a portion of its revenues through advertisements, televised cultural events, corporate communications and exhibitions.

Pursuant to the terms of the Agreement, 100% of the outstanding shares of Navistar will be exchanged for 10% of the outstanding shares of a subsidiary of the Registrant.  Thereafter, the subsidiary will be merged into the Registrant and 2,783,884 shares of the Registrant’s common stock will be distributed to the previous holders of Navistar.  At the effective date of the merger, the officers and directors of Navistar will become the officers and directors of the Registrant.  Closing of the Merger Agreement is conditioned upon opinions of counsel, due diligence investigations, the deliver of audited financial statements of Navistar, the transfer of existing operations, assets and liabilities of the Registrant to Crystal Kim Han, the Registrant’s officer and director in exchange for 250,000 shares of the Registrant’s common stock and the execution of agreements by holders of 7,400,000 shares of the Registrant’s common stock restricting the public resale thereof.  The Merger Agreement terminates if not closed before November 30, 2005 unless otherwise amended by the parties.  The parties intend to close the Merger Agreement as soon as all conditions are met.

Item 9.  Financial Statements and Exhibits

10.1	Agreement and Plan of Merger

SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Document Services, Inc.
(Registrant)

/s/ Crystal KimHan
(Signature)
Date: October 28, 2005 Crystal KimHan